Mail Stop 3561

February 1, 2006

Mr. Craig D. Abolt
Senior Vice President and Chief Financial Officer
MSW Energy Holdings LLC
c/o Danielson Holding Corporation
40 Land Road
Fairfield, New Jersey 07004

		RE:	MSW Energy Holdings LLC
			Form 10-K for Fiscal Year Ended December 31, 2004
			Filed March 17, 2005
			Form 10-K/A for Fiscal Year Ended December 31, 2004
			Filed January 27, 2006
			Form 10-Q for Quarterly Period Ended March 31, 2005 Form 10-Q for Quarterly Period Ended June 30, 2005 Form 10-Q for Quarterly Period Ended September 30,
2005
			File No. 333-109049

Dear Mr. Abolt:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



									George F. Ohsiek, Jr.
									Branch Chief